UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): August 7, 2025

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2025, Kevin J. Harrill resigned as the Senior Vice President, Chief Financial Officer (“CFO”) and Treasurer of Centrus Energy Corp. (the “Company”) to pursue other opportunities, effective August 10, 2025. Mr. Harrill’s departure does not result from any disagreement with the Company on any matters relating to the Company's operations, policies, or practices.

In connection with Mr. Harrill’s resignation on August 7, 2025, the Board of Directors of the Company appointed Todd K. Tinelli, age 45, to succeed Mr. Harrill as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective August 11, 2025. Mr. Harrill has agreed to continue his employment in an advisory role with the Company until August 29, 2025, in order to facilitate a smooth transition of duties to Mr. Tinelli. During this transition period, Mr. Harrill will continue to receive his current compensation. Prior to joining the Company, Mr. Tinelli served as CFO and Chief Operations Officer of Hartree Partners, LP and its wholly-owned subsidiary, Sprague Resources LP, beginning in January 2023 including responsibility for mergers and acquisitions, capitalized projects, corporate budgeting, banking syndicates and equity raises. From 2002-2023, Mr. Tinelli held a variety of financial roles of increasing responsibility within Sprague Resources LP, including, most recently, Treasurer and Managing Director of Finance, leading up to its merger with Hartree Partners, LP in 2022. Mr. Tinelli earned a Bachelor of Science degree in Finance, with a concentration in Accounting, from Sacred Heart University and a Master of Business Administration degree from Western Connecticut State University.

Mr. Tinelli’s annual base salary will be $425,000 and he will be eligible to receive relocation benefits in an amount not to exceed $125,000. Mr. Tinelli also will be eligible to participate in the annual cash bonus program under the Company’s 2025 Executive Incentive Plan (the “EIP”), a sub-plan under the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”), pursuant to which the Compensation, Nominating and Governance Committee of the Company’s Board of Directors (the “CN&G Committee”) approved, contingent upon his employment, a 2025 annual cash incentive award target equal to 80% of his base salary, prorated based on the first day of his employment, similar to the annual cash incentive awards received by other executive officers of the Company and subject to the terms and conditions of the EIP, the Company’s 2014 Plan and the applicable award agreement. For more information regarding the EIP, see the Company’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 25, 2025.

Additionally, the CN&G Committee granted Mr. Tinelli, contingent upon his employment, (i) an award of the Company’s Class A Common Stock valued at $100,000 and (ii) an award of restricted stock units valued at $300,000, vesting in three equal annual installments beginning on the first anniversary date of his employment, in each case contingent upon his employment.

Mr. Tinelli will also be eligible to participate in the Company’s benefit plans that are generally available to executive officers of the Company including the Company’s Executive Severance Plan. Mr. Tinelli’s continued employment with the Company is contingent on his obtaining within 18 months, and maintaining, a U.S. Department of Energy “Q” security clearance.

In connection with his employment, Mr. Tinelli and the Company will enter into the Company’s standard indemnification agreement and standard change in control agreement. The form of indemnification agreement was filed as Exhibit 10.77 to the Company’s annual report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 16, 2015. The form of change in control agreement was filed as Exhibit 10.3 to the Company’s current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 16, 2013.

There is no arrangement or understanding with any person pursuant to which Mr. Tinelli is being appointed as Senior Vice President, Chief Financial Officer and Treasurer. There are no family relationships between Mr. Tinelli and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On August 8, 2025, the Company issued a press release announcing the events described in Item 5.02 of this report. A copy of this press release is included as Exhibit 99.1 to this report.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Exchange Act.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	August 8, 2025	By:	/s/ Amir V. Vexler
Amir V. Vexler
President and Chief Executive Officer